Exhibit 99.1

Signet International Holdings, Inc., Announces Its Listing on the OTCBB under Stock Symbol ''SIGN''

Signet International Holdings, Inc. (OTCBB:SIGN) announced today, that they have received clearance from the NASD for listing of the Company's stock on the over-the-counter bulletin board. Trading on the OTC market is expected to begin on Friday, March 9, 2007.

President and CEO, Ernest Letiziano said, "This is a huge forward step for us. We have been a fully registered and reporting company with the SEC since July of 2005, and now this opens the door to investment bankers and others who have shown an interest in Signet. Our primary goal now is to begin building a viable public company by implementing our business plan to build our sports and entertainment and special niche television networks; giving us the opportunity to create a stable public market for our shares and shareholders."

About Signet International Holdings, Inc.
Signet International Holdings, Inc. (OTCBB:SIGN) is a publicly owned corporation who through its Subsidiaries will own and operate television stations and network(s), and will produce and distribute via various multimedia technologies, sports, gaming and entertainment programming. A primary component of Signet’s business plan is the building of its own TV network(s) via strategic acquisitions to deliver its programming.
Forward Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include product demand, market competition, delays in website development, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Signet International Holdings, Inc., Palm Beach
Ernest Letiziano, 561-832-2000